Exhibit 99.1

Immunovant Announces $450 Million Private Placement

NEW YORK, January 13, 2025 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today announced that it has agreed to sell an aggregate of 22,500,000 shares of common stock at a purchase price of $20.00 per share to three institutional accredited investors in a private investment in public equity (PIPE). Immunovant anticipates receiving aggregate gross proceeds of approximately $450 million from the PIPE. The PIPE is expected to close on or about January 15, 2025, subject to the satisfaction of customary closing conditions. Immunovant expects to use the proceeds from the PIPE for the advancement of its development pipeline, working capital and other general corporate purposes.

“We are excited to announce this significant financing from a U.S.-based healthcare focused investor, a large mutual fund complex, and Roivant,” said Dr. Pete Salzmann, Chief Executive Officer of Immunovant. “The additional capital will help us advance a broad development program for our lead asset IMVT-1402.”

The offer and sale of the shares of common stock to be sold in the PIPE are being made in a transaction not involving a public offering, and the shares have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and such applicable state securities laws. Immunovant has agreed to register the resale of the shares of common stock to be issued in the PIPE with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on Immunovant, please visit immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include statements regarding the timing, size and completion of the PIPE and the anticipated use of proceeds from the PIPE. There are numerous risks and uncertainties that could cause actual results and Immunovant’s plans and objectives to differ materially from those expressed in the forward-looking information, such as those risks discussed in the section entitled “Risk Factors” set forth in Immunovant’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2024, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Renee Barnett, MBA
Chief Financial Officer
Immunovant, Inc.
info@immunovant.com